CONSENT OF EDWARD MAX BAKER

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the scientific and technical information related to properties and projects of the Company (the "Scientific and Technical Disclosure"), contained in the Company's Form 40-F Registration Statement and the documents filed with and incorporated by reference therein, and any amendments thereto (the "40-F"), filed with the United States Securities and Exchange Commission (the "SEC");

(ii)

the incorporation by reference of such Scientific and Technical Disclosure in the 40-F into the Company's Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the "S-8"); and

(iii)	the use of my name in the 40-F, and the S-8.

/s/ Edward Max Baker
Name: Edward Max Baker (F.AusIMM)
Title: Vice President, Exploration, Integra Resources Corp.

Date: August 7, 2020